     Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Wednesday, November 3, 2021

Titan International, Inc. Reports Strongest Third Quarter Results Since 2013 With Net Sales Up 48 Percent YoY

Quarter and Full-Year Highlights
•Net sales were $450.4 million, a $145.6 million (47.8%) YoY increase, the highest quarterly sales since Q2 2014
•Gross margin was 13.4%, up from 10.3% in Q3 of the prior year
•Income from operations was $22.9 million, a $29.7 million YoY improvement
•Net income attributable to Titan was $11.2 million and EPS was $0.18
•Adjusted EBITDA was $35.1 million as compared to $14.2 million in Q3 of the prior year, a $21 million YoY improvement
•Full-year adjusted EBITDA is estimated to finish over $130 million

WEST CHICAGO, ILLINOIS, November 3, 2021 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the third quarter ended September 30, 2021, highlighted by the strongest third quarter revenue and profit performance since 2013.

“Paul Reitz, President and Chief Executive Officer commented, “Our results this period exceeded expectations as we posted our strongest third quarter for revenue and profitability since 2013. Again this quarter our global Titan team has worked hard to increase our production levels and we continue to look to build our team further to increase our output in coming periods. Our third quarter adjusted EBITDA of $35.1 million has only been surpassed a couple times since 2014 with one of those times occurring in the second quarter of this year when we posted adjusted EBITDA of $37 million and the other during the first quarter of 2018 with $41.2 million. We now believe full year adjusted EBITDA to be over $130 million. Our One Titan team rose to the challenge and I want to thank all of Titan’s employees around the world for doing a great job.

“During the third quarter, each of our segments experienced strong sales growth, with Agriculture leading the way with an increase of over 59 percent year over year. Our order books continue to strengthen, especially on the Agriculture side, where commodity pricing remains at good levels with corn above $5/bushel, soybeans above $12/bushel and cotton at an all-time high, thus ensuring strong farmer income levels for 2022. Quite simply, farmers are doing really good again this year. High farmer incomes combined with historically low dealer inventory levels and aging equipment, creates a strong tailwind that we believe will continue through 2022. Our earthmoving and construction (EMC) growth in the third quarter was very strong at 36 percent year over year. The EMC end

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markets continue to look increasingly promising and our undercarriage business is building momentum as we head into next year with strong development in orders as infrastructure investments are coming across most of our geographies. It is without a doubt, one of the most dynamic business environments all of us have faced and our Titan team has been successful in managing through it. We are in a good position at this time to capitalize on our reinvigorated strength to drive growth and increased financial results for our investors.”

Results of Operations

Net sales for the third quarter ended September 30, 2021, were $450.4 million, compared to $304.8 million in the comparable quarter of 2020, an increase of 47.8 percent driven by sales increases across all segments. Overall net sales was influenced heavily by increased volume from demand increases across all segments of the business, most notably agriculture. The contributing factors to the increase in demand were increased commodity prices, lower equipment inventory levels and pent up demand following the economic impacts during 2020.

Gross profit for the third quarter ended September 30, 2021 was $60.3 million, compared to $31.3 million in the comparable prior year period. Gross margin was 13.4 percent of net sales for the quarter, compared to 10.3 percent of net sales in the comparable prior year period. The increase in gross profit and margin was driven by the impact of increases in sales volume, as described previously, favorably impacting overhead absorption. In addition, cost reduction initiatives have been executed across global production facilities, in the last year.

Selling, general, administrative, research and development (SGARD) expenses for the third quarter of 2021 were $34.6 million, compared to $35.7 million for the comparable prior year period. As a percentage of net sales, SGARD was 7.7 percent, compared to 11.7 percent for the comparable prior year period. The decrease in SGARD was driven primarily by a $5.0 million accrual recorded for the three months ended September 30, 2020 for the settlement of a legal matter offset by an increase in variable costs associated with improved operating performance and growth in sales.

Income from operations for the third quarter of 2021 was $22.9 million, or 5.1 percent of net sales, compared to a loss of $6.8 million, or 2.2 percent of net sales, for the third quarter of 2020.  The increase in income was primarily due to the higher sales and improvements in gross profit margins.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$244,373	$153,067	59.7%	$684,636	$473,272	44.7%
Gross profit	33,214	16,191	105.1%	98,294	45,830	114.5%
Profit margin	13.6%	10.6%	28.3%	14.4%	9.7%	48.5%
Income from operations	18,156	3,091	487.4%	54,228	11,958	353.5%

During the quarter ended September 30, 2021, net sales increased 60 percent reflecting volume improvements due to demand in the market, reflective of improved farmer income, replacement of an aging large equipment fleet and replenishment of lower equipment inventory levels within the equipment dealer channels. The increase in gross profit and margin is primarily attributable to the impact of increases in sales volume as described previously and cost reduction initiatives executed across global production facilities.

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Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$168,408	$123,227	36.7%	$509,930	$372,606	36.9%
Gross profit	21,263	12,409	71.4%	63,333	34,777	82.1%
Profit margin	12.6%	10.1%	24.8%	12.4%	9.3%	33.3%
Income (loss) from operations	7,913	656	1,106.3%	20,950	(5,161)	505.9%

During the quarter ended September 30, 2021, the increase in earthmoving/construction net sales was heavily driven by increased volume which was primarily due to improvements in global economic conditions and recovery in construction markets, including the return to normalized supply and demand levels in the market. The increase in gross profit and margin was primarily driven by the increased sales volume and continued improved production efficiencies stemming from the strong management actions taken to improve profitability for the long-term.

Consumer Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	% Increase/(Decrease)	2021	2020	% Increase/(Decrease)
Net sales	$37,601	$28,478	32.0%	$97,973	$86,527	13.2%
Gross profit	5,815	2,717	114.0%	13,400	7,821	71.3%
Profit margin	15.5%	9.5%	63.2%	13.7%	9.0%	52.2%
Income (loss) from operations	3,519	(88)	4,098.9%	7,067	912	674.9%

During the quarter ended September 30, 2021, the increase in net sales was primarily driven by increases in volume related to market improvements. The increase in gross profit and margin was due primarily to increased volume and the positive impact on plant efficiencies, and to a lesser extent, improved mix of products sold.

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Non-GAAP Financial Measures

Adjusted EBITDA was $35.1 million for the third quarter of 2021, compared to $14.2 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the third quarter of 2021 was income of $10.8 million, equal to income of $0.17 per basic and diluted share, compared to a loss of $6.3 million, equal to a loss of $0.10 per basic and diluted share, in the third quarter of 2020. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income (loss) applicable to common shareholders and adjusted net income (loss) applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the third quarter of 2021 with total cash and cash equivalents of $94.6 million, compared to $117.4 million at December 31, 2020. Long-term debt at September 30, 2021, was $451.0 million, compared to $433.6 million at December 31, 2020. Short-term debt was $30.9 million at September 30, 2021, compared to $31.1 million at December 31, 2020. Net debt (total debt less cash and cash equivalents) was $387.2 million at September 30, 2021, compared to $347.3 million at December 31, 2020. The increase in net debt during the first nine months of 2021 was primarily due to managed investments in working capital to support the business growth as well as approximately $19 million paid in connection with the refinancing of the senior notes and $9.2 million paid for a legal settlement.

Net cash used by operating activities for the first nine months of 2021 was $2.3 million, compared to net cash provided by operations of $47.4 million for the comparable prior year period. Capital expenditures were $24.3 million for the first nine months of 2021, compared to $13.4 million for the comparable prior year period. Capital expenditures during the first nine months of 2021 and 2020 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2021 has increased as the Company seeks to enhance the Company's existing facilities and manufacturing capabilities and drive productivity gains following suppression of capital outlay in 2020 as a result of the COVID-19 pandemic and reduction of business activity.

On October 28, 2021, the Company amended and extended the credit and security agreement with respect to the $100 million revolving credit facility (credit facility) with agent BMO Harris Bank N.A. and other financial institutions. The credit facility was increased to $125 million with the amount available under the credit facility determined based upon eligible accounts receivable and inventory balances at certain of its domestic subsidiaries. The amended credit facility has a five-year term with the new maturity occurring on October 28, 2026. The amended credit facility can be expanded by up to $50 million through an accordion provision within the agreement. The amended agreement has terms substantially similar to those contained in the agreement prior to the amendment earlier this year on February 25, 2021 and also includes other enhancements to further improve the availability within the borrowing base.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, November 4, 2021, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/506281302 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 844 200 6205
United States: 1 646 904 5544
All other locations: +1 929 526 1599
International Toll Free: + 44 208 0682 558

Participants Access Code: 602849

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations, including any risks associated with the disruption to the Company’s operations if the Company is unable to reach a mutually agreeable domestic collective bargaining agreement (the current

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agreement will expire on November 16, 2021); unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$450,382	$304,772	$1,292,539	$932,405
Cost of sales	390,090	273,455	1,117,512	840,391
Asset impairment	—	—	—	3,586
Gross profit	60,292	31,317	175,027	88,428
Selling, general and administrative expenses	32,217	33,451	98,811	93,849
Research and development expenses	2,370	2,240	7,451	6,782
Royalty expense	2,805	2,434	7,915	7,309
Income (loss) from operations	22,900	(6,808)	60,850	(19,512)
Interest expense	(7,818)	(7,251)	(23,939)	(23,076)
Loss on senior note repurchase	—	—	(16,020)	—
Foreign exchange gain (loss)	416	(1,336)	9,125	(9,742)
Other income	648	2,283	1,512	9,111
Income (loss) before income taxes	16,146	(13,112)	31,528	(43,219)
Provision for income taxes	5,342	342	9,927	2,377
Net income (loss)	10,804	(13,454)	21,601	(45,596)
Net loss attributable to noncontrolling interests	(383)	(811)	(387)	(2,422)
Net income (loss) attributable to Titan and applicable to common shareholders	11,187	(12,643)	21,988	(43,174)

Income (loss) per common share:
Basic	$0.18	$(0.21)	$0.36	$(0.71)
Diluted	$0.18	$(0.21)	$0.35	$(0.71)
Average common shares and equivalents outstanding:
Basic	62,340	60,926	61,844	60,630
Diluted	62,601	60,926	62,523	60,630

Dividends declared per common share:	$—	$—	$—	$.005

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$94,640	$117,431
Accounts receivable, net	261,447	193,014
Inventories	373,012	293,679
Prepaid and other current assets	67,144	54,475
Total current assets	796,243	658,599
Property, plant and equipment, net	302,590	319,854
Operating lease assets	20,709	24,356
Deferred income taxes	2,502	2,591
Other assets	22,215	26,484
Total assets	$1,144,259	$1,031,884

Liabilities
Current liabilities
Short-term debt	$30,867	$31,119
Accounts payable	253,819	167,210
Other current liabilities	152,226	131,382
Total current liabilities	436,912	329,711
Long-term debt	450,999	433,584
Deferred income taxes	3,142	3,895
Other long-term liabilities	53,612	63,429
Total liabilities	944,665	830,619

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 62,427,660 issued at September 30, 2021 and 61,466,593 at December 31, 2020)	—	—
Additional paid-in capital	535,702	532,742
Retained deficit	(113,037)	(135,025)
Treasury stock (at cost, 80,876 shares at September 30, 2021 and 89,612 shares at December 31, 2020)	(1,121)	(1,199)
Accumulated other comprehensive loss	(243,628)	(217,254)
Total Titan shareholders’ equity	177,916	179,264
Noncontrolling interests	(3,322)	(2,999)
Total equity	174,594	176,265
Total liabilities and equity	$1,144,259	$1,031,884

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Nine months ended September 30,
Cash flows from operating activities:	2021	2020
Net income (loss)	$21,601	$(45,596)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	36,345	40,376
Asset impairment	—	3,586
Deferred income tax provision	(743)	(3,616)
(Gain) loss on fixed asset and investment sale	(569)	703
Gain on property insurance settlement	—	(4,936)
Loss on senior note repurchase	16,020	—
Stock-based compensation	2,029	1,931
Issuance of stock under 401(k) plan	1,036	925
Foreign currency translation (gain) loss	(12,042)	9,812
(Increase) decrease in assets:
Accounts receivable	(75,456)	(22,909)
Inventories	(89,496)	36,664
Prepaid and other current assets	(14,249)	(1,133)
Other assets	3,175	1,198
Increase (decrease) in liabilities:
Accounts payable	92,384	2,351
Other current liabilities	24,207	28,753
Other liabilities	(6,532)	(678)
Net cash (used for) provided by operating activities	(2,290)	47,431
Cash flows from investing activities:
Capital expenditures	(24,250)	(13,350)
Sale of Wheels India Limited shares	—	32,852
Proceeds from property insurance settlement	—	4,936
Proceeds from sale of fixed assets	1,139	(558)
Other	—	1,484
Net cash (used for) provided by investing activities	(23,111)	25,364
Cash flows from financing activities:
Proceeds from borrowings	482,293	85,991
Repurchase of senior secured notes	(413,000)	—
Payment on debt	(59,949)	(116,601)
Dividends paid	—	(603)
Other financing activities	(2,069)	(2,723)
Net cash provided by (used for) financing activities	7,275	(33,936)
Effect of exchange rate changes on cash	(4,665)	(6,886)
Net (decrease) increase in cash and cash equivalents	(22,791)	31,973
Cash and cash equivalents, beginning of period	117,431	66,799
Cash and cash equivalents, end of period	$94,640	$98,772
Supplemental information:
Interest paid	$24,985	$16,070
Income taxes paid, net of refunds received	$10,766	$6,861

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and nine month periods ended September 30, 2021 and 2020.

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income (loss) applicable to common shareholders	$11,187	$(12,643)	$21,988	$(43,174)
Adjustments:
Insurance reimbursement	—	—	—	(4,936)
Foreign exchange loss (gain)	(416)	1,336	(9,125)	9,742
Loss on senior note repurchase	—	—	16,020	—
Settlement of legal matter		5,000		5,000
Asset impairment	—	—	—	3,586
Loss on sale of Wheels India Limited shares	—	—	—	2,005
Restructuring charge	—	—	—	399
Adjusted net income (loss) attributable to Titan	$10,771	$(6,307)	$28,883	$(27,378)

Adjusted earnings per common share:
Basic	$0.17	$(0.10)	$0.47	$(0.45)
Diluted	0.17	(0.10)	0.46	(0.45)

Average common shares and equivalents outstanding:
Basic	62,340	60,926	61,844	60,630
Diluted	62,601	60,926	62,523	60,630

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and nine month periods ended September 30, 2021 and 2020.

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income (loss)	$10,804	$(13,454)	$21,601	$(45,596)
Adjustments:
Provision for income taxes	5,342	342	9,927	2,377
Interest expense, excluding interest income	7,972	7,729	24,081	23,772
Depreciation and amortization	11,427	13,257	36,345	40,376
EBITDA	$35,545	$7,874	$91,954	$20,929
Adjustments:
Insurance reimbursement	—	—	—	(4,936)
Foreign exchange loss (gain)	(416)	1,336	(9,125)	9,742
Loss on senior note repurchase	—	—	16,020	—
Settlement of legal matter		5,000		5,000
Asset impairment	—	—	—	3,586
Loss on sale of Wheels India Limited shares	—	—	—	2,005
Restructuring charge	—	—	—	399
Adjusted EBITDA	$35,129	$14,210	$98,849	$36,725

The table below sets forth, for the three and nine month period ended September 30, 2021, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended September 30,			Change due to currency translation		Three Months Ended September 30, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$218,185	$122,450	78.2%	—	—%	$218,185
Europe / CIS	110,279	123,851	(11.0)%	1,933	1.6%	108,346
Latin America	89,679	44,547	101.3%	2,023	4.5%	87,656
Other International	32,239	13,924	131.5%	(239)	(1.7)%	32,478
	450,382	304,772	47.8%	3,717	1.2%	446,665

	Nine Months Ended September 30,			Change due to currency translation		Nine Months Ended September 30, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$603,795	$413,263	46.1%	—	—%	$603,795
Europe / CIS	343,787	364,833	(5.8)%	14,850	4.1%	328,937
Latin America	234,750	113,344	107.1%	(12,950)	(11.4)%	247,700
Other International	110,207	40,965	169.0%	4,256	10.4%	105,951
	1,292,539	932,405	38.6%	6,156	0.7%	1,286,383

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	September 30, 2021	December 31, 2020	September 30, 2020

Long-term debt	$450,999	$433,584	$431,789
Short-term debt	30,867	31,119	32,641
Total debt	$481,866	$464,703	$464,430
Cash and cash equivalents	94,640	117,431	98,772
Net debt	$387,226	$347,272	$365,658

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